Exhibit 10.1

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated this 9th day of August, 2018 and effective as of the 9th day of August, 2018 (the “Effective Date”) by and between TSR, Inc., a Delaware corporation, with offices at 400 Oser Avenue, Hauppauge, New York 11788 (hereinafter called the “Corporation”), and Christopher Hughes, residing at 18 Westview Road, Northport, NY (hereinafter called “Executive”).

WITNESSETH:

WHEREAS, Executive is employed by the Corporation pursuant to the terms of an employment agreement effective as of the 1st day of May, 2017 between Executive and the Corporation (the “Prior Employment Agreement”); and

WHEREAS, the Corporation and Executive wish to enter into a new employment agreement between the Corporation and Executive on the terms and conditions contained in this Agreement, which Agreement will supersede the Prior Employment Agreement and all prior agreements and understandings between the parties, oral or written, with respect to the subject matter of this Agreement and with respect to the subject matter of any other agreement incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. The Corporation hereby continues to employ Executive as President of TSR Consulting Services, Inc. and as President, Chief Executive Officer and Treasurer of the Corporation or such other position, as he may be appointed to by the Board of Directors of the Corporation (the “Board”), with the Corporation or any subsidiary thereof to perform such duties on behalf of the Corporation and TSR Consulting Services, Inc. as the Board may from time to time determine.

2. Executive hereby accepts such continued employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and to promote the interest of the Corporation, will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Board. Executive shall at all times be subject to, observe and carry out such rules, and regulations as the Corporation from time to time shall establish. During the period of Executive’s employment hereunder, Executive shall not be entitled to additional compensation for serving in any office of the Corporation or any of its subsidiaries to which he is elected, including without limitation as a director of the Corporation or any subsidiary thereof.

3. Executive shall be employed hereunder for a term of three (3) years, nine (9) months and twenty two (22) days commencing as of the Effective Date and ending on the 31st day of May, 2022 (the “Term”), unless his employment is terminated prior to the expiration of the Term pursuant to the provisions hereof.

4. (a) As full compensation for his services hereunder, the Corporation will pay to Executive a salary (the “Base Salary”) at the rate of Four Hundred Thousand ($400,000) Dollars per annum, payable in equal installments in arrears no less frequently than semi-monthly. The Corporation’s Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s Base Salary on an annual basis and the Board may, in its sole discretion, increase Executive’s Base Salary. In addition, the Compensation Committee shall in good faith, after the end of each fiscal year (commencing with the fiscal year ending May 31, 2019) consider and cause the Corporation to grant to Executive a discretionary bonus, which may be based upon standards which the Compensation Committee, subject to the approval of the Board, shall establish with Executive at the beginning of each fiscal year (or as soon thereafter as reasonably practicable) and which standards may be modified thereafter with the approval of the Compensation Committee and the Board. The bonus provided for hereunder shall be payable by the Corporation to Executive within 120 days of the end of the applicable fiscal year, for the period to which such bonus relates, subject to Executive's continued employment with the Corporation from the date hereof through the date that is the day immediately following the last day of such applicable fiscal year. The Corporation shall pay to Executive as an advance payment of the bonus within 30 days after the end of each fiscal quarter (other than the fourth fiscal quarter) an amount equal to the bonus which would have been earned through the end of such fiscal quarter, based on any standards approved by the Compensation Committee and the Board, subject to Executive’s continued employment with the Corporation on the applicable payment date. Each such advance payment of the bonus shall be approved by the Compensation Committee and the Board unless it is paid in accordance with a formula approved in advance by the Compensation Committee and the Board for such fiscal year. In the event that following any fiscal quarter or following completion of the Corporation’s audited financial statements, any advance payment of the bonus previously paid with respect to any fiscal year (or portion thereof) exceeds the amount that Executive is entitled to through the end of such fiscal quarter or fiscal year, Executive shall promptly return such excess.

(b) In addition, Executive shall be entitled to continue to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, profit-sharing, retirement, hospitalization, insurance, medical services, or other employee benefit plan generally available to executives of the Corporation which may be in effect from time to time during the period of his employment hereunder. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan. Executive is entitled to executive medical benefits and also shall be entitled to a car (leased or owned at sole discretion of the Corporation) in such amounts for the car as shall be determined by the Board. Any or all of such entitlements in the preceding sentence may be discontinued at the end of any fiscal year at the discretion of the Board.

5. The Corporation shall reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and in connection with the business of the Corporation, upon the submission to the Corporation of appropriate vouchers therefore and approval thereof by the Corporation’s Vice President, Finance. Such reimbursements shall be subject to the expense reimbursement policies of the Corporation, which are in effect from time to time. Executive shall be entitled to three (3) weeks’ vacation time per annum in accordance with the regular procedures of the Corporation governing executive officers as determined from time to time by the Board.

6. (a) Notwithstanding any provision contained herein to the contrary, if on or after the Effective Date and prior to the end of the Term, Executive is terminated for “Cause” (as defined below) then the Board shall have the right, on behalf of the Corporation, to give notice of termination of Executive’s services hereunder as of a date to be specified in such notice and this Agreement shall terminate as of the date so specified. Termination for “Cause” shall mean Executive shall (i) be convicted of, or plead guilty or nolo contendere to, any crime constituting a felony, (ii) engage in willful misconduct that is materially injurious to the Corporation, (iii) commit an act of fraud against the Corporation or (iv) materially breach any term of this Agreement or any written policy established by the Board and fail to correct such breach within ten days after written notice of commission thereof. For purposes of the definition of “Cause” above, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith. Any act, or failure to act, based upon authority given by the Board or based upon the advice of counsel for Corporation shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith. Executive’s termination of employment shall not be for “Cause” unless and until there shall have been a resolution duly adopted by the Board finding that, in the good faith opinion of such Board, the conduct or events described in any of the subparagraphs (i) through (iv) above have been engaged in or occurred, as applicable.

(b) If, during the Term, Executive is unable to perform his duties hereunder on account of illness, accident or other physical or mental incapacity and such illness or other incapacity shall continue for a period of six (6) consecutive months or an aggregate of one hundred and eighty (180) days in any consecutive twelve (12) month period, the Corporation shall have the right, on fifteen (15) days written notice (given after such period) to Executive, to terminate this Agreement. In such event, the Corporation shall be obligated to pay to Executive his Base Salary and approved expenses for the calendar month in which such termination occurs. However, if prior to the date specified in such notice, Executive's illness or incapacity shall have terminated and he shall have taken up the performance of his duties hereunder, Executive shall be entitled to resume his employment hereunder, as though such notice had not been given.

(c) In the event of Executive's death during the Term, this Agreement shall terminate immediately, and Executive's legal representatives shall be entitled to receive his Base Salary for the calendar month during which his death shall have occurred together with any unpaid, approved expenses as contemplated under Paragraph 5 and as may otherwise be provided under any insurance policy or similar instrument.

(d) In the event that this Agreement is terminated for “Cause” pursuant to Paragraph 6(a), then Executive shall be entitled to receive only his Base Salary for the month in which such termination shall take effect.

(e) The Board may, on behalf of the Corporation, terminate this Agreement and Executive’s employment hereunder for any reason other than as provided under Paragraph 6(a), (b), (c), or (d) upon thirty (30) days’ written notice from the Board (on behalf of the Corporation) to Executive and, in such event, provided that any such employment termination is due solely to an involuntary separation from service (within the meaning of Section 409A of the Code (as defined below)) of Executive, the Corporation shall be obligated to pay to Executive an amount equal to any unpaid, approved expenses as contemplated under Paragraph 5 and, subject to Executive executing and not revoking during any applicable revocation period a general release of all claims against the Corporation and its affiliates in a form reasonably acceptable to the Corporation (the “Release”) within sixty (60) days of such termination of employment, the Corporation shall be obligated to:

(i) pay to Executive a severance payment equal to the sum of (A) two (2) year's salary at the Base Salary plus (B) two (2) times his bonus for the then current fiscal year, or if that amount cannot be determined, two (2) times the amount of the bonus paid in the prior fiscal year (collectively, the “Severance Payment”); provided, further, that the portion of such Severance Payment that is equal to the Installment Amount (as defined herein) shall be payable in forty-eight (48) equal semi-monthly installments pursuant to the Corporation's normal and customary payroll procedures; provided, however, that (subject to Paragraph 14(a) below) the first such installment shall be made on the Corporation’s first regular pay date following the date that the Release becomes effective (and is no longer subject to revocation) and shall include all amounts that would have been paid on or prior to the actual commencement date of such payments had the installments commenced on the first pay date following Executive's date of employment termination; and provided, further, that the remaining portion of such Severance Payment (i.e., the amount equal to the Severance Payment less the Installment Amount) shall be paid, in a lump sum, on the Corporation’s first regular pay date following the date that the Release becomes effective (and is no longer subject to revocation);

(ii) provide continued group health insurance benefits for Executive (i.e., group medical and dental insurance generally offered to all eligible employees of the Corporation (“General Health Insurance Plans”) and supplemental executive health insurance benefits (“Executive Health Plan”)) in accordance with the terms of the applicable group health insurance benefit plans of the Corporation, in which Executive participated immediately prior to such termination, as in effect from time to time until the earlier of the second anniversary of Executive's employment termination date or the date Executive is or becomes eligible for comparable coverage under the group health insurance plans of another employer (the “Continued Coverage Period”); provided, that, if and to the extent such continued group health insurance coverage is not permissible either by law or the applicable insurance plan or such coverage would cause the Corporation to incur any excise tax, then (A) the Corporation shall reimburse Executive on the first business day of every month during the first eighteen (18) months of the Continued Coverage Period for (1) the COBRA continuation premiums applicable to the General Health Insurance Plans incurred by Executive (the “COBRA General Health Insurance Premiums”), provided that reimbursement for the COBRA General Health Insurance Premiums shall not exceed the Initial COBRA General Health Insurance Cost (as defined below) and (2) either (x) the COBRA continuation premiums applicable to the Executive Health Plan incurred by Executive (the “COBRA Executive Health Plan Premiums”), provided that reimbursement for the COBRA Executive Health Plan Premiums shall not exceed the Initial COBRA Executive Health Plan Cost (as defined below), or (y) if COBRA is not available for the Executive Health Plan, an amount equal to the lesser of (I) the monthly premium paid by the Corporation for the Executive Health Plan provided to Executive as of the employment termination date and (II) $2,000 per month, and (2) the Corporation shall reimburse Executive on the first day of every month during the remainder of the Continued Coverage Period for the premium costs incurred by Executive for comparable health insurance coverage reasonably acceptable to the Corporation, provided that such monthly reimbursements by the Corporation for comparable health insurance coverage shall not exceed the sum of (I) the Initial COBRA General Health Insurance Cost, and (II) the Initial COBRA Executive Health Plan Cost or, if COBRA was not available for the Executive Health Plan, the lesser of (X) the monthly premium paid by the Corporation for the Executive Health Plan provided to Executive immediately prior to the date of termination, and (Y) $2,000 per month; and

(iii) for the two (2) year period following the date of termination, reimburse the Executive for the monthly cost of his car lease during such two (2) year period; provided that such reimbursement shall not exceed the lesser of (A) the monthly amount paid by the Corporation for the Executive’s automobile lease immediately prior to the date of termination and (B) $1099.40 per month.

As used herein: (A) “Initial COBRA General Health Insurance Cost” means the monthly cost of COBRA for Executive’s continued participation in the Corporation’s General Health Insurance Plans (to the extent he participated in such General Health Insurance Plans on the date of Executive’s employment termination) in effect as of the date of Executive’s employment termination; (B) “Initial COBRA Executive Health Plan Cost” means the monthly cost of COBRA for Executive’s continued participation in the Executive Health Plan to the extent he participated in such plan on the date of Executive’s employment termination) in effect as of the date of Executive’s employment termination and (C) “Installment Amount” means, on the date of Executive's employment termination, the amount that is the lesser of (i) two times Executive's then annual compensation and (ii) two times the limit on compensation set forth in Section 401(a)(17) of the Code.

Executive shall immediately notify the Corporation if he becomes eligible for coverage under the group health insurance plan(s) of another employer.

7. In the event that during the Term, either Executive’s employment is terminated without Cause by the Corporation during the six month period prior to, or within one year after, a Change in Control (as defined below) or Executive resigns from his employment with the Corporation for Good Reason (as defined below) upon written notice to the Corporation (which written notice shall be in accordance with the definition of Good Reason) on, or within one year after, a Change in Control:

(a) (i) the Corporation shall pay to Executive his full salary through the date of termination at the Base Salary in effect at the time notice of termination or resignation for Good Reason, as applicable, is given plus his bonus prorated through the date of termination; and

(ii) subject to Executive executing and not revoking during any applicable revocation period the Release within sixty (60) days of such termination of employment, in lieu of any further salary or bonus payments to Executive for periods subsequent to the date of termination, the Corporation shall pay, on the Corporation’s first regular pay date following the date that the Release becomes effective (and is no longer subject to revocation) as severance pay in a lump sum to Executive, an amount equal to:

(A) two (2) times Executive’s annual Base Salary (at the Base Salary in effect at the date of termination); plus

(B) two (2) times Executive’s bonus for the then current fiscal year, or if that amount cannot be determined, two (2) times the amount of the bonus paid in the prior fiscal year.

The sum of the amounts set forth above in clauses (a)(ii)(A) and (a)(ii)(B) of this Paragraph 7 shall be referred to herein as the “Enhanced Severance Amount.”

(iii) the Corporation will provide continued group health insurance benefits for Executive in accordance with the terms of clause (e)(ii) of Paragraph 6 of this Agreement and reimburse Executive for his car lease in accordance with the terms of clause (e)(iii) of Paragraph 6 of this Agreement.

(b) As used herein, the term “Change in Control” shall mean:

(i)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which is not currently a person who controls (within the meaning of Rule 12b-2 promulgated under the Exchange Act), individually or as a member of a group, the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities;

(ii)	the consummation of a merger or consolidation involving the Corporation resulting in a change of ownership of a majority of the outstanding shares of capital stock of the Corporation;

(iii)	the shareholders of the Corporation approve a plan of liquidation or dissolution of the Corporation;

(iv)	the sale or disposition by the Corporation of all or substantially all the Corporation's assets; or

(v)	the Incumbent Directors of the Corporation for any reason cease to constitute at least a majority of the Board.

(c) As used in herein, “Good Reason” means the occurrence of any of the following, in each case, without Executive’s prior consent: (i) a material breach by the Corporation of the terms of this Agreement; (ii) a material diminution in Executive’s authority, duties or responsibilities; or (iii) a relocation by the Corporation of Executive’s principal place of business for the performance of his duties under this Agreement to a location that is anywhere outside of a 100 mile radius of the Borough of Manhattan. “Good Reason” shall not be deemed to exist, however, unless (A) Executive shall have given written notice to the Corporation specifying in reasonable detail the Corporation’s acts or omissions that Executive alleges constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances (or, if later, the date on which Executive knows or reasonably should have known of the occurrence of such circumstances) and the Company shall have failed to cure any such act or omission within thirty (30) days of receipt of such written notice, and (B) Executive actually terminates employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(d) As used herein, “Incumbent Director” means the individuals who, as of the Effective Date, constitute the Board; provided that any individual becoming a member of the Board subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director. No individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest with respect to members of the Board or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

(e) The severance payment and benefits under this Paragraph 7(a)(ii) above are in lieu of (and not in addition to) any severance payment and benefits under 6(e) above. Accordingly, to the extent Executive receives any payment(s) under Paragraph 6(e) above, the Enhanced Severance Amount shall be reduced by the amount of any payment(s) already received by Executive under Paragraph 6(e).

8. The Corporation and Executive entered into a Maintenance of Confidence and Non-Compete Agreement on the date of this Agreement, the terms of which are hereby expressly incorporated into this Agreement, provided, however, that the Maintenance of Confidence and Non-Compete Agreement shall continue to be effective notwithstanding the expiration or termination of Executive’s employment hereunder and shall continue in effect upon expiration or earlier termination of this Agreement, in each case, pursuant to the terms of the Maintenance of Confidence and Non-Compete Agreement.

9. (a) The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Corporation, in such amounts as the Corporation shall determine in its sole discretion.

(b) In connection with Paragraph 9(a) above, Executive shall, at such time or times and at such place or places as the Corporation may reasonably direct, submit himself to such physical examinations and Executive shall deliver such documents as the Corporation may deem necessary or desirable.

10. Executive shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time hereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than the Corporation or its designees or except as may otherwise be required in connection with the business and affairs of the Corporation.

11. The parties hereto acknowledge that Executive’s services are unique and that, in the event of a breach by Executive of any of his obligations under this Agreement, the Corporation may not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to seek such equitable and injunctive relief as may be available to restrain Executive from the violation of the provisions thereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

12. This Agreement, together with the Maintenance of Confidence and Non-Compete Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof (including, without limitation, the Prior Employment Agreement and any other agreements pertaining to confidentiality, non-solicitation, non-competition or the like) and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

13. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

If to the Corporation at:

TSR, Inc.

400 Oser Avenue Suite 150

Hauppauge, New York 11788

Attn: Mr. John Sharkey,

          Vice President, Finance

If to Executive at:

Mr. Christopher Hughes

18 Westview Road

Northport, New York

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Paragraph 13. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

14. (a) If at the time of any separation from service, Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (as amended) (the “Code”) and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive's separation from service (or the date of Executive’s death if earlier) (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled. Further, notwithstanding anything set forth in Paragraph 6(e) or Paragraph 7 above to the contrary, if the 60 day period in which the Release must become effective (and no longer subject to revocation) covers more than one calendar year, then (a) if Paragraph 6(e) above is applicable, the first payment of the Installment Amount will commence, and the amount equal to the Severance Payment less the Installment Amount will be paid, in the second calendar year (on the first regular pay date of such calendar year following the date that Release becomes effective is no longer subject to revocation) and (b) if Paragraph 7 is applicable, the Enhanced Severance Payment will be paid in the second calendar year (on the first regular pay date of such calendar year following the date that the Release becomes effective and is no longer subject to revocation), in each case, unless such later date is required by this Paragraph 14(a) above), regardless of whether the Release becomes effective in the first or second calendar year.

(b) References under this Agreement to Executive's termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute "separate payments" for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv).

15. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

16. No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

17. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

18. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provisions shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

19. Notwithstanding any other provision of this Agreement, the Corporation may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

20. Executive acknowledges that he is not subject to any agreement, which would in any way restrict him from carrying out his employment as contemplated hereunder.

21. Effective as of the Effective Date, this Agreement supersedes the Prior Employment Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day in year first above written.

Executive

/s/ Christopher Hughes
Christopher Hughes

TSR, Inc.

By:	/s/ John Sharkey
Name:	John Sharkey
Title:	Vice President, Finance